Exhibit 3.28

BY-LAWS OF

TARGET TIRE AND AUTOMOTIVE CORPORATION

ARTICLE I.

1. Certificates of stock shall be issued in numerical order from the stock certificate book; they shall be signed by the President and the Secretary, and the company seal shall be affixed thereto and attached by the Secretary. A record of each certificate shall be kept on the stub thereof.

2. Transfers of stock shall be made only upon the books of the corporation, and before new certificate is issued, the old certificate must be surrendered for cancellation, by the Secretary. The stock books of the corporation shall be closed for transfers thirty days before general elections and ten days before dividend days.

3. No new stock shall be issued without the approval of the stockholders holding a majority of the outstanding stock of the corporation.

4. No stockholder may transfer his stock without first offering it to the other stockholders in proportion to their holdings in the corporation at least ten days prior to selling the said stock.

ARTICLE II.

Stockholders.

1. The annual meeting of the stockholders of this corporation shall be held at the principal place of business of the corporation at 10:00 o’clock A.M. on the first Monday of October of each year, if not a legal holiday, but if a legal holiday, then on the following day.

2. Special meeting of the stockholders may be held at the principal office of the corporation at any time, upon the call of the Board of Directors, or of stockholders holding together at least one-tenth of the capital stock.

3. Notice of meetings, written or printed, for every regular or special meeting of the stockholders, shall be prepared and mailed to the last know post office address of each stockholder and not less than ten days before any such meeting. If for a special meeting, such notice shall state the object or objects thereof.

4. A quorum at any meeting of the stockholders shall consist of a majority of the voting stock of the company, represented in person or by proxy. A majority of such quorum shall decide any question that may come before the meeting.

5. No formal order of business need be followed in any meeting, regular or special, of the stockholders.

ARTICLE III.

Directors.

1. There shall be a board of three directors who shall be elected annually by ballot of the stockholders for the term of one year but they shall serve for such time in excess of one year until the election and acceptance of their duly qualified successors.

2. The annual meeting of the board of directors shall be held immediately following the regular meeting of the stockholders at the same place. Other regular meetings of the directors may be held at such time and place as the board may, form time to time, designate by resolution.

3. Special meetings of the board of directors may be held in the principal office of the corporation in Jacksonville, North Carolina, and shall be called at any time by the President or by any two directors.

4. Notices of both regular and special meetings shall be mailed by the Secretary to each member of the board not less than the ________ days before any such meeting, and notices of special meetings shall state the purposes thereof.

5. A quorum at any meeting shall consist of a majority of the entire membership of the board. A majority of such quorum shall decide any question that may come before the meeting.

6. Officers of the corporation shall be elected by ballot by the Board of Directors at their first meeting after the election of directors each year. If any office becomes vacant during the year, otherwise than by removal, the board of directors shall fill the same for the unexpired term. The Board of Directors shall fix the compensation of the officers and agents of the corporation.

7. No formal order of business need be followed in any meeting, regular or special, of the board of directors.

ARTICLE IV.

Officers.

1. The officers of this corporation shall be a President, Vice-President, a Secretary and a Treasurer, who shall be elected for one year and shall hold office until their successors are elected and qualified even though the term may exceed one year. The Board of Directors shall have the authority to combine any two of the office, and to elect one person to serve in the capacity of any two of the said offices.

2. The president shall preside at all meetings, shall sign all certificates of stock, shall have the sole authority to sign all checks and orders of payment of money of the corporation, without the necessity of the same being countersigned, shall sign all contracts, and other instruments of the corporation, and shall perform all such other duties as are incident to the office which may be properly required by the Board of Directors.

3. In the absence of disability of the President, the Vice-President shall exercise all of the functions of the President.

4. The secretary shall issue all notices of the meetings, shall keep their minutes, shall have charge of the seal and the corporate books, shall sign all certificates of stock signed by the President, and shall make such reports and perform such other duties as are incident to the office or as are properly required of him by the Board of Directors.

5. The treasurer shall have custody of all of the funds and securities of the corporation, shall deposit the same in the name of the corporation in such bank or banks as the directors may elect, shall have the authority to sign, without the same being counter signed, all checks notes and orders for payment of money, shall at all reasonable times exhibit his books and accounts to any directors or stockholder of the corporation upon application at the office of the corporation during business hours and shall perform such other duties as are incident to the office or as are properly required of him by the Board of Directors.

6. The Board of Directors shall have the authority from time to time to designate such people as the board may deem necessary to sign or counter sign checks, irrespective of the provisions of the duties of the officers contained in this Article.

ARTICLE V.

Seal.

The corporate seal of the corporation shall consist of two concentric circles, between which is the name of the corporation and in the center shall be inscribed the words “Corporate Seal”.

ARTICLE VI.

Dividends.

Dividends shall be declared only form the net profits of the corporation at such times as the Board of Directors shall deem it prudent to direct, and no dividend shall be declared out of the capital of the corporation or that will diminish the capital of the corporation.

ARTICLE VII.

These by-laws may be amended, repealed, or amended, in whole or in part, by a majority vote of the Board of Directors, at any regular meeting of the said Board or any special meeting where such action has been announced in the call and notice of such meeting.